Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release
Pebblebrook Hotel Trust Announces Proposed Offering of Senior Notes
Bethesda, MD, September 23, 2024 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that its operating partnership, Pebblebrook Hotel, L.P. (the “Operating Partnership”), and a wholly owned subsidiary of the Operating Partnership, PEB Finance Corp. (together with the Operating Partnership, the “Issuers”), intend to offer, in a private placement, subject to market conditions and other factors, $350 million aggregate principal amount of senior notes due 2029 (the “Notes”). The Notes will be senior unsecured obligations of the Issuers and will initially be fully and unconditionally guaranteed by the Company and the Operating Partnership’s subsidiaries that guarantee the existing credit facilities of the Operating Partnership. The Operating Partnership intends to use the net proceeds from the offering as follows: (i) with at least $253.0 million, to pay down in whole or in part one or more of the Operating Partnership’s unsecured term loans and (ii) with the balance, which may be up to $87.4 million, to pay down part of one or more of the Operating Partnership’s other unsecured term loans and/or repurchase a portion of the convertible senior notes of the Company.
The Notes and the related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), any state securities laws or the securities laws of any other jurisdiction. The Notes may not be offered or sold in the United States or to U.S. persons absent registration or pursuant to an exemption from, or in a transaction not subject to, registration. The Notes will be offered and sold only to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions outside the United States pursuant to Regulation S under the Securities Act. This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including those related to the offering of Notes, the use of proceeds therefrom and whether or not the Issuers will consummate the offering. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements.
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Contact:
Raymond D. Martz, Co-President and Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330